Exhibit 5.1



                          [Andrews & Kurth Letterhead]

                               October 23, 1996



  Board of Directors
  GeoScience Corporation
  10500 Westoffice Drive, Suite 200
  Houston, Texas 77042-5391

  Gentlemen:

          We have acted as counsel to GeoScience Corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 1,500,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the GeoScience Corporation 1996 Equity Incentive Plan (the "Plan").

          In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

          Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Common Stock will, when issued in accordance with the terms of the Plan, be duly authorized, fully paid and validly issued.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Andrews & Kurth


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